Exhibit (p)

Henderson Global Investors (North America) Inc.
Henderson Investment Management Limited
Henderson Geneva Capital Management LLC
Henderson Global Funds

Code of Ethics

Effective October 1, 2016

I.	STATEMENT OF POLICY AND INTRODUCTION

The policy of Henderson Global Investors (North America)("HGINA") Inc., Henderson Investment Management Limited ("HIML"), and Henderson Geneva Capital Management LLC ("HGCM"), is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of any person, institution, account or fund for which HGINA, HIML or HGCM serves as investment adviser or sub-adviser (collectively, "Clients" or individually a "Client"),  and the interests of each firm or its officers, directors and employees.

This Code of Ethics (the "Code") is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies.  Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Adviser's Act), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their Supervised Persons as defined in this Code.  Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act").  In conformity with these rules, this Code is adopted by HGINA in its role as investment adviser to each series (a "Fund" and collectively the "Funds" or "Henderson Funds") or Henderson Global Funds, a registered open-end management investment company (the "Trust").  This Code is also adopted by HIML and HGCM in connection with each firm's role as investment sub-adviser to one or more Funds.  In addition, this Code has been (or is proposed to be) approved by the Board of Trustees of the Trust (the "Board" and the members individually, "Trustees") for adoption by the Trust.  (Unless the context indicates otherwise, references herein to "Henderson" mean HGINA, HIML, HGCM and the Trust.  In addition, "Clients" should be understood as including the Funds).  This code is based on the principle that Henderson owes a fiduciary duty to Clients to ensure that the personal securities transactions of Henderson employees do not interfere with, or take unfair advantage of, their relationships with Clients.

Henderson seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  Moreover, the business of Henderson depends on investor and Client confidence in the fairness and integrity of the securities markets.  Insider trading poses a significant threat to that confidence and gifts and entertainment and political contributions may present a conflict of interest.  Trading securities on the basis of inside information or improperly communicating that information to others may expose Henderson or its employees to stringent penalties. Henderson has adopted separate procedures designed to prevent the misuse of inside information by employees, as well as policies governing Gifts and Entertainment and Pay-to-Play.  Consequently, in addition to applicable provisions of this Code, employees must be familiar with and, as necessary, should refer to, such separate policies and procedures to the extent relevant to their activities or circumstances.

The Code is drafted broadly; it will be applied and interpreted in a similar manner.  You may legitimately be uncertain about the application of the Code in a particular circumstance.  Henderson strongly encourages employees to raise questions regarding compliance with this Code.  Often, a single question can avoid complex legal problems and/or forestall disciplinary action.

As more fully explained in Section IV, the Code applies to all Henderson employees, directors and officers including those on garden leave, maternity leave, sick leave or any other type of leave, temporary Henderson staff including contractors, trainees and secondees, unless otherwise noted in particular sections.  (Unless the context indicates otherwise, references hereafter to "Employees" or an "Employee" should be understood as including all Henderson personnel noted in the foregoing sentence.)  Each Employee (other than the members of the Board of the Trust who are "Independent Trustees") must acknowledge on the attached exhibit or through the SunGuard PTA system, that he or she has received, read and agrees to be bound by the Code.  The Independent Trustees are subject to a separate and distinct Code of Ethics supervised by the Chief Compliance Officer of the Trust.

You should direct any questions relating to the Code to Henderson's Legal and Compliance Department (referred to herein as "Compliance").  You also must notify Compliance if you have any reason to believe that a violation of the Code has occurred or is about to occur.

II.	GENERAL STANDARDS

All Employees are expected to conduct their activities in accordance with high standards of commercial honor and ethical principles.  Accordingly, no Employee may engage in any conduct that is deceitful, fraudulent or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment for a client.  Moreover, no Employee may place his or her own interests ahead of the interests of the Client or engage in any transaction which interferes with, derives undue benefit, deprives a Client of an investment opportunity, or is inconsistent with the investments undertaken for a Client.  In this regard, no Employee may use information concerning the investments recommended or made for Clients for his or her personal benefit or gain in a manner detrimental to Clients.

All Employees must comply with the applicable provisions of the Advisers Act and the 1940 Act, and other applicable federal securities laws1  No Employee, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Client may:

● Employ any device, scheme, or artifice to defraud the Client

●   Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the Client regarding a material fact

● Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client

● Engage in any manipulative practice with respect to the Client

            Employees must adhere to this Code's general principles as well as comply with the specific provisions herein.  It bears emphasis that technical compliance with the

1 Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Code's policies and procedures will not automatically insulate from scrutiny and trade or pattern of transactions that is not in keeping with the principles stated in this Code.  In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

III.	DEFINITIONS

When used in the Code, the following terms have the meanings described below:

A.   Access Person.   Any director, officer, or partner of Henderson or an Investment Company Client or any employee of Henderson or an Investment Company Client who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of an Investment Company Client or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Access Persons' include Investment Personnel defined below.  Currently all US Employees are deemed Access Persons.

B.   Chief Compliance Officer.  The Code contains references to the Chief Compliance Officer ("CCO").  References to the CCO include, for any function, any person designated by the CCO as having responsibility for that function from time to time.  If the CCO is not available, reports required to be made to the CCO, or actions permitted to be taken by the CCO may be made by the CCO's designee.  References to the "Adviser CCO" means individual or individuals serving as CCO for HGIHA, HIML and/or HGCM.  References to the "Trust CCO" means the individual serving as CCO to the Trust.

C. Client. The definition of Client is set forth in Section I above.

D. Employee. The definition of Employee is set forth in Section I above.

E. Independent Trustee. A trustee of an open-end Investment Company Client who is not an "interested person" of such Client within the meaning of Section 2(a)(19) of the 1940 Act.

F. Investment Company Client. A Client that is a registered management investment company.

G.   Investment Personnel.  Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client, and (2) any natural person who controls and Investment Company Client or Henderson and who obtains information concerning recommendations to a client regarding the purchase or sale of securities by the client.  A list of Investment Personnel will be maintained by Compliance.  Such persons include, but are not limited to the following:

•	Portfolio managers who manage accounts;
•	Research analysts or research assistants who ae members of the management team for the accounts;
•	Traders who trade on behalf of clients;
•	Support staff and administrative assistants working directly with portfolio managers and analysts.

H.   Personal Securities Transactions.  The Code regulates Personal Securities Transactions as a part of the effort by Henderson to detect and prevent conduct that might violate the general prohibitions outlined above.  A Personal Securities Transaction is a transaction in a security, other than an exempted security (as defined below), in which a person subject to this Code has a beneficial interest.

1.   Security.  Security is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership or limited liability membership interest, and includes any right to acquire any security (an option or warrant, for example).  Instruments that require preclearance under this Code include the following, among others:

•	Equities – listed and unlisted shares;
•	Fixed Income securities, except those listed in exempted securities;
•	ADRs, EDRs and GDRs;
•	Exchange-traded funds ("ETFs") on single securities or basket of securities;
•	ETCs (exchange traded commodities)
•	Investment Trusts
•	Hedge Funds
•	Any type of derivative

Please also refer to the list of covered securities in Section VI.

2.   Beneficial Interest.  You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents or any immediate family members living in your household, or your share of securities held by a partnership of which you are a general partner.  Technically, Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).

I.   SunGard PTA.SunGard PTA refers to the Protegent Personal Trading Assistant ("PTA") browser –based application offered by SunGard Data Systems Inc. ("SunGard") that automates compliance with personal trading restrictions and is employed by Henderson.

J.   Supervised Person.  Supervised Person is a term used in Rule 204A-1 under the Advisers Act and defined in Section 202(a)(25) of the Advisers Act to mean any partner, officer, director or employee of an investment adviser or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.  For sake of this Code, and to avoid confusion, "Supervised Person" has the same meaning as "Employee" (as defined in Section 1 above).

IV.	APPLICATION OF THE CODE

Many of the restrictions on Personal Securities Transactions (as defined in Section V.) and the compliance procedures contained in the Code apply to all Employees.  Investment Personnel are subject to additional restrictions as indicated in the Code.

V.	RESTRICTIONS

A.   No Conflicting Personal Securities Transactions.  No Employee shall engage in a Personal Securities Transaction in a security which the person knows or has reason to believe (i) is being purchased or sold (i.e., a pending "buy" or "sell" order), (ii) has been purchased of sold for a client within the last seven (7) calendar days, (7 days means T + 6), or (iii) is being considered for purchase or sale by a client account, until that client's transactions have been completed or consideration of such transactions has been abandoned.  A security will be treated as "under consideration" for a client, if a portfolio manager or investment team intends to purchase or sell the security in the next 7 calendar days.

SunGard PTA makes the assessment of executed or pending orders based on automated feeds.  Compliance will not override the system alerts for this rule and no reason for refusal will be given if in the opinion of Compliance the explanation would result in a breach of commercial confidentiality.

Exemptions from the 7 day period may be granted by Compliance in circumstances where the Employees can clearly demonstrate that he/she has no involvement in the activities relating to the relevant portfolio manager(s) or investment team.  The Employee's direct manager must also verify lack of involvement.

If a Client needs to trade within the period after an Employee has received preclearance and the personal account trade has occurred, Compliance must be contacted immediately.  Typically an exemption will be considered if market movements or cash flows have resulted in the Client needing to trade where it was previously unforeseen at the time of the Employee's transaction, but this situation must be immediately brought to the attention of the Employee's direct supervisor and Compliance.  Exemptions will require the approval of Executive Committee ("ExCo") following discussions with Compliance.

B.   Private Placements.  No Employee shall acquire or dispose of a beneficial interest in a security in a private placement without specific prior written approval from the Adviser CCO or her or her designee.

C.   Henderson Group plc Securities.  No Employee may trade in or cause someone else to trade in Henderson Group plc securities, rights or any interest in Henderson Group plc securities, while in possession of unpublished, price-sensitive information concerning Henderson Group plc.  This restriction also extends to trading in securities of other Henderson Group plc related entities that are listed on a securities exchange while in possession of inside information concerning the entity.

No Transacting During a Close Period.  There must be no transacting by any Employee during a "Close Period."  Close Period generally means the period from the end of the relevant year of half year up to the date of the announcement of corporate results.  In exceptional circumstances, a different Close Period may apply in which case all affected employees will be notified by Compliance.

There may be exceptions to the rule of no transacting during a close period such as where Henderson Group plc securities are issued on the exercise of options under any Henderson Group plc option plan, the conversion of any convertible security, or the award of securities, the grant of options and the grant of rights to acquire Henderson Group plc securities.  Any exception must be approved by the Global Head of Compliance.

D. Initial Public Offerings. No Employee shall acquire a beneficial interest in a security in an initial public offering.

E.   Short-term trading.  Employees shall not profit in the purchase and sale, or sale and purchase of the same (or equivalent) security within 6 calendar months (180 calendar days).  In respect to derivatives any transaction to close out a derivative position cannot be executed until the end of the 6 month period.  Additionally:

•	The 180 day period starts the day after execution of the trade and lasts until the 180th day;
•	The prohibition applies on the "first in, first out" ("FIFO") basis;
•	Derivatives with expiration of less than 180 days will result in a violation of this restriction;
•
The restriction does not apply to acquisitions or sales of a security where it is executed without instruction from the employee (e.g. automatic dividend reinvestments into the security issuing the dividend, share plan investing, etc.) and;

•	The restriction does not apply to sales of Henderson Group plc shares that were purchased through Henderson Share of Reward Schemes.

Where this restriction would cause undue financial hardship due to personal circumstances or in periods of extreme market turmoil, requests can be made to waive this requirement.  This should be seen as an exceptional measure and will require the approval of an ExCo member and the Global Head of Compliance.

This restriction is designed to discourage derivatives trading, spread betting activities and securities trading with high frequency.

The six month holding period does not apply to open-end mutual funds.  No Employee may purchase and sell or sell or purchase shares of the Funds within a 30 day, although there is no similar holding period requirement for unaffiliated open end funds.

Trades made in violation of this prohibition shall be unwound, or if that is impracticable, any profits must be disgorged to a charitable organization that is selected by the US Ethics Committee.

F.   Gifts.  All Employees must adhere to Henderson's Gifts and Entertainment Policies as outlined in the HGINA, HIML or HGCM Compliance Manual.  Gift giving and receiving, as well as certain forms of hospitality provided by or to current or prospective Clients, broker-dealers, vendors, or other business contacts may present a real or apparent conflict of interest.  Employees must always observe high standards of conduct in dealing with their customers or business contacts and apply fair and equitable principles of trade in their practices.  Any questions regarding gifts and entertainment should be directed to the Adviser CCO.

G.   Service as a Director.  Employees shall not serve on the board of directors of a publicly traded company, without prior authorization from their direct supervisory and the Adviser CCO.  Employees may submit a request for authorization and such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request.  Service may be authorized by the Employee's direct supervisor and Adviser CCO only if it is determined that service in that capacity would be consistent with the interests of Henderson and its Clients.  In addition, Investment Personnel who receive authorization to serve in such capacity shall be isolated through "Information Barrier" procedures from making investment decisions regarding securities issued by the entity involved.

VI.	PRE-CLEARANCE AND REPORTING PROCEDURES

A. Pre-clearance Procedures.

1.   Pre-clearance Requirement.  Except as provided below, Employees must receive prior approval of their Personal Securities Transactions from Compliance through the SunGard PTA system.  Any approved transaction must be placed and executed by the close of business on the day after the preclearance is approved on SunGard PTA.  If the transaction is not traded and executed within the approved timeframe, a new preclearance request must be submitted on SunGard PTA.  If the day after the date of preclearance approval is a bank holiday or a weekend then the transaction must be placed and executed by the close of business on the day approval is given.  If the precleared transaction is not placed and executed within the approved timeframe, then a new preclearance request must be submitted to SunGard PTA.

It is the responsibility of the Employee to remove any unexecuted preclearance requests from the SunGard PTA system.

At the point at which preclearance is sought, Employees must attest to the fact that Client interests and any potential conflicts of interest have been properly considered.  Failure to adhere to any of the above preclearance approval requirements will result in violation of this Code.

It is the responsibility of all Employees to know how to access the SunGard PTA system.  Securities such as futures that cannot be pre-cleared via the system cannot be transacted in by the Employee unless in a discretionary managed account.

Investments covered by the preclearance requirement

•	Equities - listed and unlisted shares
•	Fixed Income Instruments
•	ADRs, EDRs and GDRs
•	ETFs on single securities or basket of securities
•	ETCs (Exchange traded commodities)
•	Investment Trusts – including Henderson Investment Trusts
•	Hedge Funds
•	Any type of derivative

Any investment that you are unclear about should be precleared

If a trade has a delayed execution date such as for an illiquid or unlisted security, an exemption may be applied for from Compliance prior to entering the request for preclearance in the SunGard PTA system.

2.   Pre-clearance of Henderson Share Plan shares.  Employees exercising options to sell or selling shares of Henderson Group plc stock through XEROX must request pre-clearance from XEROX.  Henderson Group plc stock and Henderson Investment Trusts held outside of XEROX must still be precleared in SunGard PTA ("PTA").

3. Investment Clubs. Employees wishing to participate in investment clubs must seek prior approval from Compliance.

4. Exemptions from Pre-Clearance. Employees do not need to seek pre-clearance for the following transactions:

•	Purchases or sales which are non-volitional on the part of either the Access Person or the Client (e.g., transactions in corporate mergers, stocks splits, tender offers, etc.); or
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.
•
Purchases or sales affected in any account (previously approved by the CCO or their designee) over which the Access Person has no direct or indirect influence or control (discretionary managed accounts where compliance has received a copy of the written discretionary management agreement).

•	Purchases which are part of ongoing participation in an automatic dividend reinvestment plan. (initial election to participate in an automatic dividend reinvestment plan must be pre-cleared.)
•	The transfer of a security between brokerage accounts providing no consideration is realized and the ultimate beneficial owner does not change, as well as gifting to a charity.

B.   Reporting Requirements.  Every Employee must report to the Adviser CCO the following reports regarding the Employees direct or indirect beneficial ownership in securities (other than Excepted Securities):

1. Initial and Annual Holdings Reports. No later than ten days after the person becomes an Employee, and annually thereafter as of December 31, the following information:

•	the title and type of security, interest rate and maturity (if applicable), CUSIP number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned
•	the name of any broker, dealer or bank with whom the Employee maintained and account; and
•	the date that the report is submitted by the Employee.

Reports can be accomplished by uploading statements to SunGard PTA or through receipt of account data electronically through data feed.

Information contained in the Initial Holding Report must be current as of 45 days prior to the person becoming an Employee.  Annual reports shall be provided to Compliance, either through electronic feed or by uploading to the system by the employee, no later than January 30th of the following year.  Employees will be required to attest to the accuracy of their statements on the annual certification on SunGard PTA.

2.   Quarterly Transaction Reports.No later than thirty days after the end of the calendar quarter, the following information with respect to any Personal Securities Transaction during the quarter, must be uploaded by Employees if not being received via electronic feed:

•
the date of the transaction, the title and type of security, the CUSIP number or exchange ticker symbol (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition of disposition);
•	the price at which the transaction was effected;
•	the name of the broker, dealer or bank with or through which the transaction was effected; and
•	the date that the report is submitted by the Employee.

(a) With respect to any account established during the quarter by the Employee:

•	the name of the broker, dealer or bank with whom the Employee established the account;
•	the date the account was established;
•	the date that the report is submitted by the Employee.

The reports can be accomplished through uploading of your account statements to the SunGard PTA system and account verification through the PTA system.

C.   Execution of Personal Securities Transactions Through Disclosed Brokerage Accounts: Duplicate Confirmations. All Personal Securities Transactions must be conducted through approved brokerage accounts.  Employees must enter in each new account into the SunGard PTA system for approval by Compliance as well as upload their quarterly account statements.  If the broker allows for transmission of duplicate confirmations and statements through electronic data feed, receipt through this feed will meet the disclosure requirements.  Compliance will be responsible for establishing all direct feeds with brokerage firms.

Duplicate confirmations and periodic account statements, either uploaded by the Employee or received via electronic feed, shall satisfy the transaction reporting requirements set forth above, if all the information required to be included in the transaction report is contained in the broker confirmations, account statements or electronic feed.

Any Employee whose duplicate confirmations and statements are not available through a direct feed are responsible for uploading their trade confirmations onto SunGard PTA within 10 business days of executing the precleared trade.

It is permissible to purchase securities such as limited partnerships and variable annuity contracts directly from the issuer, even though they may not be purchased through a brokerage account, if such securities are reported and pre-cleared and in accordance with the procedures above.  No exceptions will be made to this policy.  All Employees shall cooperate in all aspects with the Adviser CCO and Compliance in securing confirmations and statements in a timely manner.

VII.	EXCEPTIONS TO PRECLEARANCE AND REPORTING REQUIREMENTS

Excepted Securities.  Employees do not need to report transactions or holdings, or seek preclearance for transactions in the following securities.

•	Shares of open-end investment companies, however holdings of Henderson Funds must be reported.
•	ETFs that seek to replicate broad based indexes. All other ETFs must be pre-cleared.
•	Direct obligations of the U.S. government (U.S. Treasury bill, notes and bonds).
•	Money market instruments, including bank certificates of deposit, bankers' acceptances, commercial paper and repurchase agreements.
•	Shares of money market funds.

VIII.	ENFORCEMENT OF CODE AND CONSEQUENCES FOR FAILURE TO COMPLY

A.   Certification.  All persons subject to the Code (i.e. all Employees) (other than Independent Trustees) shall certify annually that they have read and understood the Code and recognized that they are subject thereto, and that they have complied with the requirements of the Code.

B. Review of Reports. The Adviser CCO will review all reports submitted under this Code.

C.   Notification of Reporting Obligation.  The Adviser CCO shall notify each new Employee, Access Persons and Investment Personnel, as identified by the business department managers and Compliance, of their obligations under the Code.

D.   Sanctions for Violations.  Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, Henderson may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.  Sanctions will be determined by the U.S. Ethics Committee.

E.   Annual Review.  Pursuant to Rule 17j-1(c)(2)(ii), Henderson will at least annually review this Code of Ethics to determine whether it is reasonably designed to prevent persons subject to the Code from engaging in fraudulent activities prohibited by paragraph (b) of the rule.  The Adviser CCO will certify annually that each of HGINA, HIML and HGCM has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.  Similarly, the Trust CCO will certify annually that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

IX.	RETENTION OF RECORDS

With respect to HGINA, HIML and HGCM, the Adviser CCO shall maintain all records required by Rule 17j-1 and Rule 204A-1 for the periods required under the Rules.  The Trust CCO shall maintain all records required by 17j-1, for the periods required thereunder, with respect to the Trust.

X.	AMENDMENT TO THIS CODE

An Investment Company Client's board of directors/trustees must approve any material change to this Code no later than six months after the adoption of the material change.

Adopted September _____2016

Acknowledgement of Receipt of Code of Ethics

I acknowledge that I have received the Code of Ethics dated:           and represent:

1. I have read and understood the Code of Ethics and recognize that I am subject to its provisions;

2. In accordance with Section VI of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under Section VII of the Code of Ethics.

3. I will comply with the Code of Ethics in all other respects.

__________________________
Access Person Signature

__________________________
Print Name

__________________________
Date